Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Questcor Pharmaceuticals, Inc.
Albert Hansen, Chairman and Acting CEO
R. Jerald Beers, Member, Office of the President
Vice President, Sales and Marketing
510-400-0700

QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2004

Union City, CA — November 4, 2004 — Questcor Pharmaceuticals, Inc. (AMEX:QSC), a specialty pharmaceutical company that acquires, markets and sells brand name prescription drugs for gastrointestinal and neurological use through a U.S. direct sales force and international distributors, announced today financial results for the quarter and nine months ended September 30, 2004.

•	Total revenue for the third quarter of 2004 was $3,869,000, slightly down from total revenue of $3,967,000 in the third quarter of 2003 and total revenue of $4,090,000 in the second quarter of 2004.

•	Net loss for the third quarter of 2004 was $1,366,000, compared to net loss of $576,000 in the third quarter of 2003 and net loss of $247,000 in the second quarter of 2004.

•	Net loss applicable to common shareholders for the third quarter of 2004 was $1,534,000, compared to net loss applicable to common shareholders of $776,000 in the third quarter of 2003 and net loss applicable to common shareholders of $415,000 in the second quarter of 2004.

•	A full quarter of reserves provided for under Questcor’s new credit memo policy that was initiated late in the second quarter of 2004 contributed to lower net product sales in the third quarter of 2004 as compared to the third quarter of 2003.

•	Operating costs and expenses were higher when compared to the third quarter of 2003, due to approximately $920,000 in charges for severance and related costs associated with the third quarter 2004 departure of Questcor’s CEO.

     “Third quarter results reflect the impact of both the transition to our new credit memo policy for product returns due to expiration and the severance related charges associated with the departure of Questcor’s CEO,” stated Al Hansen, Acting CEO. “Variations in patient demand and customer inventory levels of our principal products caused fluctuations in quarterly sales. Operating expenses, excluding the impact of the severance charges, are relatively stable as compared to the third quarter of 2003 and the second quarter of 2004, and we remain EBITDA positive for the nine months ended September 30, 2004.”

     Revenue Trends

     Questcor’s four principal products are Nascobal®, Acthar®, Ethamolin® and VSL#3®. Net product sales of Nascobal were lower in the third quarter of 2004 than in the previous quarter, due in part to a reduction of inventory at the wholesale level during the third quarter and due to the reserves related to the implementation of the credit memo policy for product expiration. Sales of Acthar increased in the third quarter of 2004 after declining over the last two quarters, due in part to slightly increased demand. Inventory of Acthar at the wholesale level at the end of the third quarter of 2004 has declined as compared to the beginning of 2004. Sales of Ethamolin declined from the second quarter of 2004. VSL#3 sales were comparable to sales in the second quarter of 2004.

     “Our growth strategy for Nascobal continues to focus on bariatric surgeons, who are performing about 140,000 gastric bypass surgeries per year,” commented Jerry Beers, member of the Office of the President and Vice President of Sales and Marketing. “Nascobal demand, as measured by third party audited prescription data, has grown from this audience since our launch of the product. However, demand from some non-targeted specialties, particularly primary care physicians, had been declining slowly, offsetting the growth in prescriptions written by bariatric surgeons. In order to stabilize and grow total prescriptions of Nascobal we have selectively added certain primary care physicians, who currently prescribe Vitamin B-12 injections, to our target call list. This additional targeting of primary care physicians seems to be working, as prescriptions from primary care physicians have stabilized, and total Nascobal demand has grown for the past two months. We believe it may take several months before we are able to determine if our second quarter sales force expansion and the targeting of primary care physicians result in increased shipments to wholesale customers.”

     Expense Trends

     Operating expenses in the third quarter of 2004, excluding the severance related expenses, were comparable to the second quarter of 2004.

     Outlook for the remainder of 2004

     Although third quarter revenues from Nascobal have decreased as compared to the previous quarter, this was partially the result of declines in wholesaler inventories in the third quarter following an inventory buildup in the previous quarter. We will continue to focus our promotional efforts on Nascobal and will look for opportunities to increase demand for the product, particularly in patients that have undergone bariatric surgery. We expect product sales to vary from quarter to quarter, as a result of fluctuations in demand and as a result of fluctuations in levels of inventory held by our wholesaler customers, the timing of replacement of expired product under our replacement policy and the impact of reserves provided for under our new credit memo policy.

     For the year ending 2004, our revenue goal continues to be $16 million to $17 million. We expect operating expenses in the fourth quarter of 2004 to be higher as compared to the fourth quarter of 2003 and the third quarter of 2004, before the impact of severance charges, primarily due to increased distribution, regulatory and other administrative expenses. We anticipate that our operating results will fluctuate quarter to quarter, principally as a result of fluctuations in revenues.

Questcor will be hosting a conference call to discuss these results on Thursday, November 4, 2004 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 1660402. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A telephonic replay of this call will be available from 2:00 p.m. Eastern Time on Thursday, November 4, 2004 through 11:59 p.m. Eastern Time on Thursday, November 11, 2004. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 1660402.

About Questcor

Questcor Pharmaceuticals, Inc. is a specialty pharmaceutical company that acquires markets and sells brand name prescription drugs for gastrointestinal and neurological use through a U.S. direct sales force and international distributors. Questcor currently markets five products in the U.S.: Nascobal®, the only prescription nasal gel formulation of Cyanocobalamin USP (Vitamin B-12), that is approved for patients with severe deficiencies of Vitamin B-12 caused by Crohn’s Disease and MS; HP Acthar® Gel, an injectable drug that is commonly used for certain neurological conditions; Ethamolin®, an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; Glofil®-125, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function; and VSL#3®, a patented probiotic marketed as a dietary supplement, to promote normal gastrointestinal (GI) function.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for each of its products, the gross margins achieved from the sale of those products, Questcor’s ability to enforce its exchange policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table to follow on next page.

Questcor Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Information
(In thousands)

	September 30,	December 31,
	2004	2003 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$8,743	$3,220
Cash, cash equivalents and short-term investments Working capital(2)	4,470	4,352
Total assets	27,637	22,929
Convertible debentures ($4 million face value, net of deemed discount) due March 2005, long-term	—	3,402
Preferred stock, Series A	5,081	5,081
Shareholders’ equity	11,215	10,578

(1)	Derived from audited financial statements

(2)	Working capital as of September 30, 2004 includes $3,773 ($4 million face value, net of deemed discount) of convertible debentures that were reclassified from long-term liabilities to current liabilities during the first quarter of 2004

Questcor Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Net product sales	$3,869	$3,943	$13,107	$9,185
Technology, contract research, grant and royalty revenue	—	24	—	308

Total revenues	3,869	3,967	$13,107	9,493
Operating costs and expenses:
Cost of product sales	843	796	2,660	2,620
Selling, general and administrative	2,495	2,630	8,038	7,950
Research and development	522	590	1,521	1,912
Severance and related expenses	920	—	920	—
Depreciation and amortization	306	441	905	822

Total operating costs and expenses	5,086	4,457	14,044	13,304

Income (loss) from operations	(1,217)	(490)	(937)	(3,811)
Non-cash amortization of deemed discount on convertible debentures	(130)	(130)	(392)	(391)
Interest expense, net	(94)	(18)	(234)	(32)
Other income (expense), net	5	5	8	(75)
Rental income, net	70	57	212	194

Net income (loss)	(1,366)	(576)	(1,343)	(4,115)
Non-cash deemed dividend related to beneficial conversion feature of Series B Preferred Stock	—	—	—	1,394
Dividends on Series B Preferred Stock	168	200	508	567

Net loss applicable to common shareholders	$(1,534)	$(776)	$(1,851)	$(6,076)

Net loss per common share applicable to common shareholders — basic and diluted	$(0.03)	$(0.02)	$(0.04)	$(0.15)

Weighted average shares of common stock outstanding - basic and diluted	51,111	44,275	50,736	40,987

In addition to disclosing financial results prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), Questcor is disclosing information regarding EBITDA, which is defined as earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures. As required by the SEC concerning the use of non-GAAP measures, Questcor is providing the following reconciliation to net income (loss), which is the most directly comparable GAAP measure. Questcor presents EBITDA because it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, Questcor’s definition of EBITDA may not be consistent with that of other companies.

Questcor Pharmaceuticals, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2004	2004	2003	2004	2003
GAAP net income (loss)	$(1,366)	$(247)	$(576)	$(1,343)	$(4,115)
Adjustments:
Net interest expense	94	68	18	234	32
Depreciation and amortization	306	301	441	905	822
Non-cash amortization of deemed discount on convertible debentures	130	131	130	392	391

Non-GAAP EBITDA - Positive (Negative)	$(836)	$253	$13	$188	$(2,870)